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News Release | April 13, 2022

Wells Fargo Expands Efforts to Advance Racial Equity in Homeownership

Company commits $210 million to help minority families

SAN FRANCISCO – April 13, 2022 – Systemic inequities in the United States have prevented too many minority families from achieving their homeownership and wealth building goals for too long. As the largest bank home mortgage originator, and largest bank originator of home loans to minorities over the last decade, Wells Fargo believes it has a responsibility to develop solutions that help close the gap. As a next step in meeting that responsibility, Wells Fargo today announced a new initiative to help advance racial equity in homeownership across the country. The company will develop a Special Purpose Credit Program (SPCP) to help minority homeowners, whose mortgages are currently serviced by Wells Fargo, refinance those mortgages. Initially, through the program, Wells Fargo will identify eligible Black homeowners who could benefit from a refinance product. Wells Fargo will commit $150 million to lower mortgage rates and reduce the refinancing costs to help these homeowners further benefit from refinancing. This program goes beyond the usual lending programs and puts the company’s own money to work refinancing minority families’ homes. The company will assess its progress and will publicly disclose it annually.

Wells Fargo will also:

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Expand its partnerships with the National Urban League and UnidosUS to broaden community outreach efforts for this and other programs, provide homebuying readiness and counseling, and work to eliminate systemic obstacles that prevent many Black and Hispanic customers from achieving their homeownership goals.

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Commit, through the Wells Fargo Foundation, $60 million in “Wealth Opportunities Restored through Homeownership” (WORTH) grants projected to support 40,000 homeowners of color in eight markets that have significant homeownership gaps between white and minority families. WORTH grants will run through 2025 and will fund public-private partnerships that develop and implement plans to address the root causes of those homeownership gaps.

“Wells Fargo has long been a leader in lending to minority families. These efforts are an important next step and will help close the homeownership gap between white and minority families created by decades of systemic inequities,” said Kristy Fercho, CEO of Wells Fargo Home Lending. “We are taking meaningful action by reimagining the homeownership journey to support minority families in realizing the dream of homeownership.”

In 2020, Wells Fargo was the largest bank lender for home mortgages to Black families. This is consistent with the company’s performance over the last decade (2011 – 2020) in which it helped as many Black families purchase homes as the next three largest bank lenders combined.

Additionally:

•	Wells Fargo helped more Black homeowners refinance their mortgages in 2020 than any other bank.
•	The 83% increase in the company’s refinance loans to Black homeowners in 2020 compared to 2019 also was by far the biggest gain among the largest banks.
•	In 2021, Wells Fargo increased that total by 106% compared to 2020.

© 2022 Wells Fargo Bank, N.A. All rights reserved. For public use.	NR-04-2022

The company is a long-time leader in the housing finance industry:

•	Between 2017 and 2021, Wells Fargo has helped more than 425,000 Black and Hispanic families achieve their homeownership goals with $110 billion in financing.
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Since 2019, Wells Fargo has allocated nearly $400 million to help address the housing affordability crisis in the country including homelessness, available and affordable rentals, transitional housing and homeownership.

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Since 2021, Wells Fargo Home Lending CEO, Kristy Fercho, has served as chair of the Mortgage Bankers Association (MBA) and has led the Affordable Homeownership Workstream within the Office of the Comptroller of the Currency’s (OCC) Project REACh, a project to promote financial inclusion through greater access to credit and capital.

About Wells Fargo

Wells Fargo & Company (NYSE: WFC) is a leading financial services company that has approximately $1.9 trillion in assets, proudly serves one in three U.S. households and more than 10% of small businesses in the U.S., and is the leading middle market banking provider in the U.S. We provide a diversified set of banking, investment, and mortgage products and services, as well as consumer and commercial finance, through our four reportable operating segments: Consumer Banking and Lending, Commercial Banking, Corporate and Investment Banking, and Wealth & Investment Management. Wells Fargo ranked No. 37 on Fortune’s 2021 rankings of America’s largest corporations. In the communities we serve, the company focuses its social impact on building a sustainable, inclusive future for all by supporting housing affordability, small business growth, financial health, and a low-carbon economy. News, insights, and perspectives from Wells Fargo are also available at Wells Fargo Stories.

Additional information may be found at www.wellsfargo.com | Twitter: @WellsFargo.

Cautionary Statement About Forward-Looking Statements

This news release contains forward-looking statements about our future financial performance and business. Because forward-looking statements are based on our current expectations and assumptions regarding the future, they are subject to inherent risks and uncertainties. Do not unduly rely on forward-looking statements as actual results could differ materially from expectations. Forward-looking statements speak only as of the date made, and we do not undertake to update them to reflect changes or events that occur after that date. For information about factors that could cause actual results to differ materially from our expectations, refer to our reports filed with the Securities and Exchange Commission, including the discussion under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2021, as filed with the Securities and Exchange Commission and available on its website at www.sec.gov

Contact Information

Media

Paul Turner, 415-603-7023

Paul.A.Turner@wellsfargo.com

Investor Relations

John Campbell, 415-396-0523

john.m.campbell@wellsfargo.com

News Release Category: WF-PS

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2         April 13, 2022 | News Release